                                  Exhibit 23.1



                          Independent Auditors' Consent



The Board of Directors
24/7 Media, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-66995) on Form S-8 and in the registration statement (No. 333-83287) on Form S-8 of our report dated October 25, 1999, with respect to the supplemental consolidated balance sheets of 24/7 Media, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related supplemental consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year ended December 31, 1998, included in its Current Report on Form 8-K expected to be filed on October 29, 1999.


                                            /s/ KPMG LLP

New York, New York
October 25, 1999



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